Exhibit 99.1

One Penn Plaza, Suite 2832

New York, NY 10119

www.presidio.com

For Immediate Release

Presidio, Inc. Announces Closing of Repurchase

New York, NY – September 13, 2018 – Presidio, Inc. (NASDAQ:PSDO) (together with its subsidiaries, “Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers, announced today that it closed its previously announced repurchase of 10,750,000 shares of its common stock from affiliates of funds managed by affiliates of Apollo Global Management, LLC for aggregate consideration of approximately $160 million.

To fund the repurchase, Presidio today entered into an amendment to its existing credit agreement, pursuant to which it incurred $160.0 million of new incremental term loans on terms substantially identical to the existing term loans outstanding under its credit agreement (except with respect to issue price). The incremental term loans were sold to lenders at a price of 99.50% of par.

ABOUT PRESIDIO

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2018, we serve approximately 8,000 middle-market, large, and government organizations across a diverse range of industries. Approximately 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is majority-owned by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio .com.

Source: Presidio, Inc.

CONTACT INFORMATION

Investor Relations Contact:

Ed Yuen

866-232-3762

investors@presidio.com

Media Contact:

Dori White

Vice President of Corporate Marketing

212-324-4301

doriwhite@presidio.com

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